Exhibit 10.8
SERVICING AGREEMENT
BETWEEN
BROOKE CORPORATION
AND
FIRST AMERICAN CAPITAL CORPORATION
This Servicing Agreement (this “Agreement”) is made and entered into as of December 8, 2006, by and between First American Capital Corporation, a Kansas corporation (“FACC”), and Brooke Corporation, a Kansas corporation (“BROOKE”).
WHEREAS, FACC desires to engage BROOKE to provide the Services (as defined below) to FACC according to the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the agreements, covenants and representations herein contained, the parties hereto agree as follows:
1.	The Services.

a.
BROOKE shall provide to FACC the services described in Exhibit A, Schedule of Services, attached hereto (which services are hereinafter referred to as the “Services”). BROOKE shall have no obligation to perform any services or have any obligations pursuant to this Agreement, except as specifically set forth on Exhibit A, or otherwise specifically set forth in this Agreement. BROOKE shall perform the Services in accordance with all laws and its customary standards, policies and procedures in performing similar obligations with respect to similarly situated third parties. BROOKE shall not be required to expand its facilities, incur capital expenses, maintain the employment of any specific personnel or employ additional personnel in order to provide the Services to FACC. In providing the Services, BROOKE, as it deems necessary or appropriate in its reasonable discretion, may use its personnel and/or employ the services of third parties for the efficient performance of any of the Services. BROOKE shall notify FACC of any event involving a disruption in the performance of the Services or any possible breach of security potentially affecting information of FACC or its customers or the facilities of FACC.

b.
FACC shall, in a timely manner, take all actions as may be reasonably necessary or desirable to enable or assist BROOKE in the provision of the Services, including, but not limited to, providing necessary information and specific written authorizations, consents and signatures, and Brooke shall be relieved of its obligations hereunder to the extent that FACC’s failure to take any such action renders performance by Brooke of such obligations unlawful or impracticable.

2. Term. The term of this Agreement shall begin the date of this Agreement and terminate on December 31, 2007, subject to the terms and provisions of Section 6 below.

3.	Contract Sum.

a.
Fees. In consideration of the performance of the Services by BROOKE, FACC shall pay to BROOKE the fees set forth in the Schedule of Fees attached hereto as Exhibit B (the “Contract Sum”) at the times and in accordance with Exhibit B. The Contract Sum shall be the sole compensation due BROOKE in connection with its performance of the Services.

b.
Expenses. Unless otherwise agreed in writing, BROOKE shall be entitled to reimbursement from FACC for out-of-pocket expenses incurred in the performance of the Services unless BROOKE is specifically responsible for such amounts as set forth on the Schedule of Brooke-Paid Expenses attached hereto as Exhibit C. BROOKE shall provide to FACC an invoice setting forth any expenses to which it is entitled to reimbursement under this Subsection 3b and payment of the invoice amount due shall be due on or before the 20th calendar day after the date of the invoice.

c.
Third Party Fees and Expenses. Unless otherwise agreed in writing, FACC shall be responsible for fees incurred in connection with retaining any additional independent contractors, subcontractors, outside counsel, external accountant or auditors, internal audit consultants, tax consultants and tax preparers, or other third parties in connection with performing the Services. Such reasonable fees and expenses of such persons shall be paid directly by FACC or, at BROOKE’s option, paid by BROOKE and reimbursed by FACC after invoice in accordance with the reimbursement of expense provisions contained in Subsection 3b of this Agreement.

4. Events of Default by BROOKE. The following shall constitute “BROOKE Events of Default” hereunder by BROOKE:
a.
failure on the part of BROOKE duly to observe or perform in any material respect any of the covenants or agreements on the part of BROOKE set forth in this Agreement which continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to BROOKE by FACC (unless such failure is the result of FACC’s failure to observe or perform any of its obligations hereunder, in which case BROOKE’s failure shall not constitute an event of default); or

b.
a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against BROOKE and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

c.
BROOKE shall consent to the appointment of a trustee, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to BROOKE or of or relating to all or substantially all of the property of BROOKE; or

d.
BROOKE shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

5.	Events of Default by FACC. The following shall constitute “FACC Events of Default” hereunder by FACC:

a.	any failure by FACC to make any payment required to be made by FACC to BROOKE in accordance with Section 3 of this Agreement; or

b.
any failure on the part of FACC duly to observe or perform in any material respect any other of the covenants or agreements on the part of FACC set forth in this Agreement or any governing document by and between FACC and BROOKE for the transactions being serviced which continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to FACC by BROOKE; or

c.
a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against FACC and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

d.
FACC shall consent to the appointment of a trustee, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to FACC or of or relating to all or substantially all of the property of FACC; or

e.
FACC shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

6.	Remedies.

a.
Remedies of FACC. If a BROOKE Event of Default shall occur, FACC (i) may terminate this Agreement by giving not less than ten (10) days prior written notice to BROOKE, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.

b.
Remedies of BROOKE. If a FACC Event of Default shall occur, BROOKE (i) may terminate this Agreement and any further obligations hereunder by giving not less than ten (10) days prior written notice to FACC, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.

c.
Payment of Fees Upon Termination. Whether this Agreement is terminated through Section 2 or Section 6, BROOKE shall be entitled to be paid any and all fees and reimbursements which remain accrued and unpaid through the final date of the rendering of the Services. In addition, within five (5) business days after any termination, BROOKE will return any of FACC’s materials used in performing the Services at FACC’s expense. The terms and provisions of this Section 6(c) shall survive any termination of this Agreement.

d.
Limitation of Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES. Additionally, FACC acknowledges that BROOKE is merely providing a service for a fee under this Agreement. Accordingly, BROOKE shall not be liable to FACC under this Agreement under any circumstances for any amounts in excess of any fees paid to BROOKE hereunder. BROOKE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE SERVICES AND FACC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The terms and provisions of this Section 6(d) shall survive any termination of this Agreement.

e.
Indemnification by FACC. FACC hereby agrees to indemnify and hold BROOKE and its affiliates, officers, directors, agents and employees (collectively, the “BROOKE Indemnitees”) harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorneys’ fees and disbursements, incurred by the Brooke Indemnities as a result of any claim made against any of the Brooke Indemnitees by any third party arising out of provision of the Services (except to the extent, and only to the extent, of BROOKE’s liability to FACC provided in Subsection 6(d) above).

7. Notices. No notice or other communication (other than invoices from BROOKE to FACC pursuant to Subsection 3b of this Agreement) shall be deemed given unless sent in any of the manners, and to the persons, specified in this Section. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail, (b) at noon on the date after dispatch if sent by overnight courier or (c) upon the completion of transmission (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

If to FACC:	First American Capital Corporation
1303 W. First American Place
Topeka, KS 66604
Attn: President
FAX: (785) 267-7079

If to BROOKE:	Brooke Corporation
10950 Grandview Drive
Suite 600
Overland Park, Kansas 66210
Attn: President
Fax: (913) 339-6328

Invoices issued by BROOKE pursuant to Subsection 3b of this Agreement shall be delivered by hand delivery, regular mail, overnight courier, facsimile transmission or email transmission.
8. Independent Contractor. In its performance and completion of the Services and any of its other duties and obligations under this Agreement, BROOKE shall at all times be deemed to be an independent contractor and nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee, principal and agent, partnership or joint venture as between BROOKE and FACC. BROOKE shall have the entire charge, control and supervision of its performance of the Services and any of its other duties and obligations under this Agreement, subject to the terms and provisions of this Agreement and Exhibit A hereto. Both parties acknowledge that they shall have no authority to bind the other party to any contractual or other obligation whatsoever. The performance of the Services by BROOKE or any of its affiliates shall not in any manner impair the absolute control of the business operations of FACC by the board of directors of FACC.
9. Non-Exclusivity. Nothing contained in this Agreement shall be construed to provide either party with exclusive rights. Without limitation, this Agreement shall not be construed to preclude FACC from contracting with persons or entities other than BROOKE and its affiliates to perform any of the services that constitute the Services.
10. Confidentiality. Each party (the “Receiving Party”) agrees and acknowledges that, except to the extent permitted herein, all information and data supplied by the other party (the “Disclosing Party”) regarding its matters, systems, procedures, assets, customers or operations shall be held in strict confidence at all times and the Receiving Party will not disclose or otherwise divulge any of such information to any party without the prior written consent of the Disclosing Party, provided, however, that the Receiving Party shall be authorized to disclose such information (i) to any of its directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents and to any of its affiliates, subsidiaries and parents and any of their respective directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents to the extent any of them have a need to know such information to perform services hereunder and only for such purpose and agree in writing to keep such information confidential (collectively referred to herein as “Receiving Party’s Representatives”); (ii) to any government agency with jurisdiction over the Receiving Party or the Receiving Party’s Representatives or the transaction contemplated herein; (iii) as may be required by law or regulation, judicial or administrative order, ruling or judgment or legal obligation to disclose (which may include, by way of example and not by way of limitation, any discovery or disclosure demands or requirements issued or arising in any judicial or administrative investigation or proceeding); (iv) if it is advised in writing by its counsel that its failure to do so would be unlawful, or (v) if failure to do so would expose the Receiving Party to loss, liability, claim or damage for which it has not been adequately indemnified to its satisfaction. The terms and provisions of this Section 10 shall survive any termination of this Agreement.
11. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its conflicts of laws provisions.
12. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto; provided, however, that neither party shall assign this Agreement, or otherwise dispose of all or any portion of its rights, interests or obligations hereunder, to any person or entity without the prior written consent of the other party. There shall be no third party beneficiaries to this Agreement. This Agreement is not intended to confer on any person other than the parties hereto and their successors and permitted assigns any rights, obligations, remedies or liabilities.
13. Severability. If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either party of any material benefit intended to be provided by this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
14. Entire Agreement; Modification. This Agreement and the exhibits and schedules attached hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter. Any exhibits to this Agreement are hereby incorporated into this Agreement in their entirety by this reference. This Agreement and the exhibits hereto may be amended, modified and/or supplemented only by the written and executed agreement of BROOKE and FACC.
15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which shall together constitute one and the same agreement.
16. Headings. The headings of the Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
17. Waiver. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. No party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.
18. Construction. Unless the context of this Agreement otherwise clearly requires, (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole and (ii) the word “or” will not be construed as exclusive and the word “include,” “including” or similar terms shall be construed as if followed by the phrase “without being limited to.”
19. Mediation. Any issue, claim, dispute or controversy that may arise out of or in connection with, or relating to this Agreement (including exhibits and addenda) and/or the relationship of the parties, and which the parties are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by the parties. The parties agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims. The parties will select an independent mediator agreeable to both parties. The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties. The costs of the mediation and fees of the mediator will be borne equally by the parties. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation and what information and written material will be exchanged before the mediation. The mediation will be conducted in Kansas.
20. Arbitration. Any issue, claim, dispute or controversy that may arise out of, in connection with or relating to this Agreement (including exhibits and addenda) and/or the relationship of the parties, and which the parties are not able to resolve through mediation, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof. The parties agree to use arbitration to resolve any such issue, claim, dispute or controversy prior to and in lieu of filing any lawsuits, complaints, charges or claims. The costs of the arbitration and fees of the arbitrator(s) will be borne equally by the parties.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FIRST AMERICAN CAPITAL CORPORATION (“FACC”)

/s/ John F. Van Engelen

By:	John F. Van Engelen
Title:	President and Chief Executive Officer

BROOKE CORPORATION (“BROOKE”)

/s/ Anita Larson

By:	Anita Larson
Title:	President and Chief Operating Officer

EXHIBIT A
Schedule of Services
BROOKE shall perform the following services:
Human resources services
•	Coordinate employee recruiting activities

•	Develop and maintain relationship with Internet recruiting services

•	Assist in employee relations and retention

•	Provide manager counseling and advisory services

•	Conduct employee investigations

•	Maintain personnel files

•	Assist in the design and implementation of human resources policies and procedures

•	Monitor changes in employment practices laws

•	Implement practices to reduce employment practice liability exposures

•	Investigate and work to resolve employee relation issues and complaints

•	Consult with managers regarding personnel issues

•	Design and conduct management training with respect to employment practices issues

•	Assist in evaluation and discipline process

•	Assist in termination process (e.g. exit interviews, pre and post termination consultations with management);

•	Manage and assist in preparation of job descriptions

•	Assist in compliance with applicable laws

•	Coordinate third-party training

•	Assist in preparation of employment agreements and forms

•	Provide benefit administration and communication

•	Assist in the design and selection of benefit packages and providers

•	Conduct salary surveys

•	Manage performance evaluation process

•	Manage FMLA and leave of absence policies and procedures

•	Provide workers compensation administration and OSHA reporting
Payroll Accounting
•	Payroll processing

•	Solve problems concerning payroll and enforce payroll policies.

•	Compile payroll data such as garnishments, vacation time, insurance and retirement plan deductions.

•	Administer time and attendance system for accuracy and completeness

•	Process weekly transfer of payroll data to ADP or other third-party payroll service provider

•	Provide applicable state and federal wage and hour compliance services

•	Prepare reports for management (gross payroll, hours worked, vacation accrual, tax deductions, benefit deductions, etc.)

•	Provide access to payroll service provider

•	Respond to employee questions

•	Process payroll deductions

•	Determine if vendor charges for benefits are accurate

Legal Services
•	Assist with dispute resolution and litigation relating to employment and general corporate matters

•	Assist in the development and maintenance of FACC policies

•	Assist with problem resolution

•	Negotiate, draft, review, revise, interpret, enforce and terminate contracts

•	Coordinate responses to consumer and regulatory complaints and investigations

•	Assist with corporate governance
•	FACC and subsidiary corporate secretary services

•	Coordinate distribution of information to Board of Directors and Board Committees

•	Schedule Board and Committee meetings

•	Coordinate Board and Board Committee education

•	Maintain FACC governance books and records
•	Intellectual property assistance
•	Seek and maintain service marks and trademark registrations

•	Seek and maintain patents
•	Securities compliance
•	Coordinate and compile reports and other filings required to be filed by FACC pursuant to federal or state securities laws

•	Coordinate and prepare stock exchange listing applications and prepare reports, certifications, notices and other filings required by applicable stock exchange rules

•	Coordinate and assist directors and officers with Section 16 and other insider trading compliance
Accounting, Tax and Auditing Services
•	Consolidate subsidiary accounting information into FACC’s financial statements

•	Work with FACC’s operations personnel to get information required for accounting purposes

•	Coordinate FACC’s internal audit activities

•	Facilitate and collaborate work of consultants and others hired to assist with FACC internal audit process

•	Coordinate audit activities with external auditors

•	Facilitate and collaborate work for external auditors

•	Coordinate budget preparation

•	Coordinate preparation of income tax returns, property tax returns and other tax reports and returns by external tax professionals

•	Track fixed assets

•	Coordinate preparation of financial information for state statutory filings and SEC and any stock exchange reports and filings

•	Assist with the establishment or enhancement of processes, controls, procedures and methods pertaining to financial reporting
Risk Management Services
•	Provide or assist in procuring insurance

•	Provide information about insurance policies
Corporate Marketing Services
•	Develop, coordinate, track and release press releases

•	Develop, design and coordinate corporate identity, FACC message and public relations

•	Coordinate trademark protection, trade name protection and logo usage

EXHIBIT B
Schedule of Fees
FACC shall pay the following fees to BROOKE:
A fee of $5,000 for each calendar month during the term of this Agreement, with each payment for a calendar month due on or before the last day of such calendar month. If the Servicing Agreement becomes effective on a day other than the first day of a calendar month, or if the Servicing Agreement terminates on a day other than the last day of a calendar month, the fee for such month shall be prorated based on the number of days in the month during which the Agreement is effective. Monthly payments shall be due and payable by FACC in accordance with this Schedule of Fees without invoice or advance notice of payment obligation from BROOKE.

EXHIBIT C
Schedule of Brooke-Paid Expenses
BROOKE shall be responsible for the following expenses:
Recruitment expenses (e.g. Career Builders, Monster.com, etc.)
Third-party administrator expenses for any employee benefit plans in which BROOKE and FACC are both employer participants
Third-party payroll processing service expenses